CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Ultimus Managers Trust. Such reference appears in the Wavelength Interest Rate Neutral Fund’s Statement of Additional Information under the heading “Independent Registered Public Accounting Firm.”

BBD, LLP
Philadelphia, Pennsylvania
October 1, 2013